Exhibit 11.1
CYMER, INC.
CALCULATION OF
EARNINGS PER SHARE
(UNAUDITED)
(in thousands, except per share data)

                                         Three          Nine
                                         Months        Months
                                         Ended         Ended
                                       Sept. 30,     Sept. 30,
                                         1997          1997
Earnings Per Share
  Weighted average shares of
   common stock outstanding
   during the period                     28,469        28,111

  Assumed exercise of
   outstanding stock
   options and warrants (1)               2,034         2,218
  Weighted average common and
     common equivalent shares            30,503        30,329

  Net income                             $7,047       $18,885

  Earnings per share                      $0.23         $0.62

                                         Three          Nine
                                         Months        Months
                                         Ended         Ended
                                        Sept. 30,     Sept. 30,
                                          1996          1996
Earnings Per Share

  Weighted average shares of
   common stock outstanding
   during the period                     18,031         18,031

  Assumed exercise of
   outstanding stock
   options and warrants (1)               2,079          2,079

  Weighted average common and
   common equivalent shares              20,110         20,110

  Net income                             $2,006         $2,963

  Earnings per share                      $0.10          $0.15

(1)  Computed using the treasury stock
     method.
     See Note 2 of Notes to Consolidated
     Financial Statements

Note: Based on the Company's capital structure, there is no difference between primary and fully diluted earnings per share.